EXHIBIT 99.1

Contact:	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved On Business Wire
	Corporate	April 14, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

DENISE PEPPARD JOINS CSC AS VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER

FALLS CHURCH, Va., April 14 – CSC (NYSE: CSC) named Denise Peppard vice president and chief human resources officer, effective April 3, 2010. Peppard will report to CSC Chairman, President and Chief Executive Officer Michael W. Laphen. She succeeds Nathan (Gus) Siekierka who will continue to serve as a corporate vice president until his retirement early next year.
Peppard will be responsible for all human resources programs and initiatives globally. “Denise brings a wealth of success and experience in the computer, pharmaceutical, biotech and financial services industries to CSC and we’re happy that she is joining our executive team,” said Laphen. “Her appointment strengthens CSC’s leadership team and will provide value to our 92,000 worldwide employees.”
“I’d also like to thank Gus for his significant contributions and leadership during his 37 years of service and commitment to CSC,” added Laphen.
Prior to joining CSC, Peppard was senior vice president of human resources at Wyeth and Wyeth Pharmaceuticals in New Jersey. In this role, Peppard was responsible for HR strategy, including talent and compensation strategies to support the achievement of business goals. She was also responsible for providing leadership in company transformation initiatives, along with guidance and direction on internal change management processes. Previously, Peppard held several senior management roles with Liberty Financial Companies, Inc., in Boston, and Cytotherapeutics, in Rhode Island.
Peppard holds an M.B.A. in Finance and Organizational Behavior and a B.B.A. in Accounting from the University of Michigan.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions and Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, Va., CSC has approximately 92,000 employees and reported revenue of $16.0 billion for the 12 months ended Jan. 1, 2010. For more information, visit the company’s Web site at www.csc.com.